Schedule 14A INFORMATION

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RLI CORP.
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(Name of Registrant as Specified In Its Charter)

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9025 N. LINDBERGH DR • PEORIA, IL 61615 P: 309-692-1000 RLICORP.COM

April 23, 2020

This letter to shareholders is provided as a supplement to the Company’s 2020 Proxy Statement.  Specifically, I wish to call your attention to Proposal Two in the Proxy, which you should review in its entirety.

Proposal Two seeks your approval to amend the Company’s Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from the current number of 100 million to 200 million shares.   As explained in the Proxy Statement, the current number of authorized shares of common stock was established 11 years ago (in 2009), and has not been increased since then.  Company management and the Board believe the proposed share increase of 100 million shares is reasonable and advisable to support the Company’s future corporate growth needs and, should the Company choose to do so in the future, to allow it to accomplish a 2-for-1 stock split. Likewise, a combination of other potential beneficial uses of stock — such as stock dividends, use in acquisitions or raising capital — could be impaired by the lack of available shares or reduce the available share cushion to unacceptably low levels.

The proxy advisory firm Glass Lewis has recommended that shareholders vote for Proposal Two.  Institutional Shareholder Services (“ISS”) has recommended that shareholders vote against Proposal Two. Under ISS Policy, companies with less than 50% of existing authorized shares either outstanding or reserved for issuance may request 50% of existing authorized shares. As of March 9, 2020 (the Company’s record date), 44,921,193 shares of Common Stock were outstanding and 3,493,160 shares were reserved under the Company’s Long-Term Incentive Plan, a total of 48,414,353 shares, or 48.4% of the Company’s authorized shares. Using the ISS policy formula, 48.4% of the Company’s total authorized common shares are considered outstanding or reserved for issuance.

The Company would like to provide our shareholders with supplemental information regarding the number of authorized common shares considered outstanding or reserved for issuance. The Company holds 4,044,172 million shares of RLI Corp. common stock through its wholly-owned indirect subsidiary Mt. Hawley Insurance Company (“Mt. Hawley”), as discussed in note 9 of Item 8 within the 2019 Annual Report on Form 10-K.

The 4,044,172 shares of RLI common stock are held at Mt. Hawley as an investment in the Company, were purchased on the open market, and the Company pays dividends on these shares. Although these shares are included in our treasury shares, the Company believes they should be considered outstanding or reserved for issuance for purposes of assessing the reasonableness of the Company’s request for increasing the number of authorized shares of common stock from the current number of 100 million to 200 million shares.  If these shares were added to the ISS calculation, then 52.5% shares of the Company’s total authorized common shares would be considered outstanding or reserved for issuance, which would align with ISS’s policy to request up to 100% of existing authorized shares.

The Board of Directors of the Company recommends that shareholders vote “FOR” Proposal Two to approve the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock.

Jonathan E. Michael

Chairman & CEO

RLI Corp. | 9025 N. Lindbergh Drive | Peoria, Illinois 61615

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2020

This Supplement dated April 23, 2020 amends and supplements the Proxy Statement of RLI Corp. ( the “Company”) dated March 26, 2020 (the “Proxy Statement”), with the following information.

Engagement of Proxy Solicitor

Subsequent to filing the Proxy Statement for our 2020 Annual Meeting of Stockholders to be held on May 7, 2020, the Company engaged Okapi Partners, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. The Company has agreed to pay Okapi Partners a fee of $10,000, plus costs and expenses, for these services. Other costs of soliciting votes in connection with the Proxy Statement have been, or will be, paid by the Company.  In accordance with the regulations of the SEC and the NYSE, the Company will reimburse banks, brokerage firms, investment advisors and other custodians, nominees, fiduciaries and service bureaus for their reasonable out-of-pocket expenses for forwarding soliciting material to beneficial owners of the Company’s common stock and obtaining their proxies or voting instructions. Certain of our directors, officers or employees may also solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.